UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2014

Willis Group Holdings Public Limited Company

(Exact name of registrant as specified in its charter)

Ireland	001-16503	98-0352587
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Willis Group Limited, 51 Lime Street, London, EC3M 7DQ, England and Wales

(Address, including Zip Code, of Principal Executive Offices)

Registrant’s telephone number, including area code: (011) 44-20-3124-6000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On May 8, 2014, Michael Neborak entered into a letter agreement with Willis North America, Inc. which provides that Mr. Neborak will cease serving as Group Chief Financial Officer of Willis Group Holdings plc (the “Company”) effective as of such date as may be determined by the Company (which is expected to be June 1, 2014) and that his employment will terminate on July 1, 2014. The letter agreement provides that until his separation date, Mr. Neborak will continue to receive his current base salary of $600,000. Further, the letter agreement superseded the severance provisions in Mr. Neborak’s employment agreement and provided that subject to his execution of a release of claims, compliance with the terms of the letter agreement and his employment not being terminated for “Cause” (as defined in his offer letter), Mr. Neborak is entitled to the following severance benefits: (i) an amount equal to one times the sum of his annual base salary and target annual incentive award; (ii) continued medical coverage at the active employee rate for up to 12 months or, in lieu of such coverage, monthly payments equal to the applicable premium rates; (iii) all of Mr. Neborak’s unvested stock option, restricted share units and deferred cash awards that are scheduled to vest solely based on continued service during the one year period following his separation date will accelerate and vest on his separation date; and (iv) each vested stock option held by Mr. Neborak will remain exercisable until the earlier of 18 months following the termination date (or, if later, the post-termination expiration date specified in the applicable stock option agreement) and the normal expiration date of the stock option. The letter agreement is attached hereto at Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Separation Letter Agreement, dated May 8, 2014, by and between Michael Neborak and Willis North America, Inc.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 9, 2014	WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

	By:	/s/ Adam L. Rosman
	Name:	Adam L. Rosman
	Title:	Group General Counsel

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Separation Letter Agreement, dated May 8, 2014, by and between Michael Neborak and Willis North America, Inc.